Exhibit 99.1

ION announces commencement of Rights Offering

HOUSTON – March 23, 2021 – ION Geophysical Corporation (NYSE: IO) (the “Company”) today announced that it has commenced its previously announced Rights Offering.  The Company is distributing, at no charge, to its holders of common stock, par value $0.01 per share (the “Common Stock”) as of 5:00 p.m. New York City time on March 22, 2021 (the “Record Date”), non-transferable subscription rights (the “Rights”) to purchase (i) $2.78 principal amount of the 8.00% Senior Secured Second Priority Convertible Notes due 2025 (the “Notes”) per Right, at a purchase price of 100% of the principal amount thereof or (ii) 1.08 shares of Common Stock per Right, at a purchase price of $2.57 per whole share of Common Stock; provided that any Notes will only be issued in minimum increments of $1,000 and will be rounded down to the nearest whole increment of $1,000 and any shares of Common Stock will only be issued in whole numbers of shares with any fractional shares of Common Stock rounded down to the nearest whole share.  Each holder of Common Stock will receive one Right for each share of Common Stock owned as of the Record Date. The maximum amount of net proceeds that the Company may receive from the Rights Offering is $50 million, before deducting certain fees and expenses of the offering.  The Rights Offering is intended to generate proceeds to make certain payments to holders of its 9.125% Senior Secured Second Priority Notes due 2021 (the “Existing Second Lien Notes”) in the Company’s previously announced Exchange Offer and for general corporate purposes. The Rights Offering will terminate, as to unexercised rights, at 5:00 p.m. New York City time on April 8, 2021, unless the Company elects to extend the Rights Offering. Holders who subscribe for all of their basic subscription rights can also elect to subscribe for additional shares pursuant to an over-subscription privilege.

In connection with the Rights Offering, as of March 23, 2021, the Company has entered into backstop agreements (the “Backstop Agreements”) with several holders of Common Stock (the “Backstop Providers”) pursuant to which the Backstop Providers have agreed, in the aggregate, to purchase approximately $40.1 million of Notes at par or shares of Common Stock at $2.57 per share pursuant to the over-subscription privilege (the “Backstop Commitment”). If holders of Common Stock, including the Backstop Providers, subscribe for more than $50 million, in the aggregate, of Notes and Common Stock, then the Notes and Common Stock actually delivered to each subscriber, will be decreased, pro rata, to give effect to the $50 million limit on proceeds noted in the preceding paragraph. The Backstop Agreements are subject to other customary terms and conditions, including payment, in principal amount of Notes or shares of Common Stock at $2.57 per share, of a backstop fee in an amount up to five percent (5%) of the Backstop Commitment. To complete the Rights Offering, the Company must receive net proceeds of at least $20 million from the Rights Offering. The current Backstop Commitment will allow the Company to satisfy this condition.

Beneficial owners of Common Stock who desire to participate and acquire Notes or Common Stock in the Rights Offering should contact their brokers, dealers or other nominee holders of their Common Stock.

The description above includes only a summary of certain key terms of the Rights Offering. The complete terms and conditions of the Rights Offering are contained in a registration statement on Form S-1, including the prospectus, respecting the Rights Offering filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) that became effective on March 10, 2021.

A copy of the prospectus relating to the Rights Offering along with additional materials related to the Rights Offering will be mailed to the Company’s stockholders as of the Record Date as soon as practicable on or about March 23, 2021. Stockholders may also obtain a copy of the prospectus free of charge on the SEC website at www.sec.gov or by contacting the information agent for the Rights Offering, D.F. King & Co., Inc., at 1 (877) 732-3617 or ion@dfking.com.

Oppenheimer & Co. Inc. is acting as the sole Dealer Manager for the Rights Offering.

This press release is for informational purposes only and is not an offer to purchase or to sell or a solicitation of an offer to purchase or sell any securities, nor shall there be any offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer

Mike Morrison, +1 281.879.3615

mike.morrison@iongeo.com

ION (Media relations)

Vice President, Communications

Rachel White, +1 281.781.1168

rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; our ability to complete the Restructuring Transactions and other related matters in a timely manner, if at all; and political, execution, regulatory, and currency risks. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021, and our Forms S-1 and S-4, filed on January 29, 2021, and amended on February 12, 2021 and March 3, 2021. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.